EXHIBIT 15

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Board of Directors and Stockholders of The Western Union Company

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-168560) and related Prospectus of The Western Union Company for the registration of $324,921,000 of 5.253% Notes due 2020 of our reports dated May 6, 2010 and August 4, 2010 relating to the unaudited condensed consolidated interim financial statements of The Western Union Company that are included in its Forms 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

/s/ Ernst & Young LLP

Denver, Colorado

August 12, 2010